FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203/853-4321

           TRANS-LUX ANNOUNCES ANNUAL AND FOURTH QUARTER RESULTS

NORWALK, CT, April 4, 2007 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and owner/operator of cinemas, today reported financial results for the fourth quarter and year ended December 31, 2006. Trans-Lux President and Co-Chief Executive Officer Michael
R. Mulcahy made the announcement.

Year Ended December 31, 2006
Revenues for 2006 totaled $53.9 million, compared with $54.4 million in 2005. The loss from continuing operations was $1.6 million ($-1.31 per share), a slight improvement in comparison with a loss of $1.8 million ($-1.42 per share) in 2005. Cash flow, as defined by EBITDA, was $10.5 million, compared with $10.8 million in 2005. The ongoing decrease in recurring rental and maintenance revenues over the past several years and an increase in interest rates have affected the Company's profitability even though the Outdoor Display and Entertainment/Real Estate divisions continue to improve.

"Over the past year, the Company has made a concerted, ongoing effort to manage and contain operating costs, which has helped to partially offset the impact of rental equipment disconnects and non-renewal of existing leases," said Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer. "On another note, we were very pleased with the results from our catalog scoreboard business and the Entertainment/Real Estate division during 2006, which both had profitable years."

Trans-Lux / 2


The Company continues to manage and reduce its long-term debt. In mid-2006, the Company redeemed all of its $12.2 million outstanding 7 1/2% Convertible Subordinated Notes, utilizing $6.1 million of its non-revolving line of credit to finance one-half of the redemption and $6.1 million of cash for the remaining one-half. Subsequent to year-end, the Company had an Exchange Offer for the 8 1/4% Limited Convertible Senior Subordinated Notes due 2012, where $7.8 million were exchanged for 1,041,257 shares of the Company's Common Stock, further reducing its total long-term debt and interest expense.


Fourth Quarter 2006
Trans-Lux reported fourth quarter revenues of $13.2 million, down from $13.9 million in 2005. The Company reported a net loss for the quarter of $242,000 (-$0.19 per share), compared with a net loss of $981,000 (-$0.78 per share) in the fourth quarter of 2005. The Company reported cash flow, as defined by EBITDA, of $2.3 million for the quarter, compared with $2.0 million during the same period in 2005.


Entertainment/Real Estate
The Entertainment/Real Estate division benefited from another successful year in 2006, with a slight improvement in box office and concession sales. There were a number of high-grossing films last year that boosted sales including: Pirates of the Caribbean: Dead Man's Chest, X- Men: The Last Stand, The Da Vinci Code, Superman Returns, Ice Age: The Meltdown, Night at the Museum, Eragon, Casino Royale, Pursuit of Happyness and Happy Feet. The Company completed a successful first full year of operation at the 14-screen theatre joint venture in Loveland, Colorado, and continues to look for other expansion opportunities in the Mountain states.


Display Division - Outdoor
Revenue growth in the Outdoor display division was strong. Due to on-going development of new and enhanced products and the number of schools in the U.S. that desire state-of-the-art sports facilities, the past year was one of the most successful in the Company's history for the catalog scoreboard business. The Company also continued expansion of its marquee product line for high schools, universities and colleges, further improving sales in this area.

Trans-Lux / 3


For the past several years, the Company has expanded its CaptiVue(TM) product line, providing the groundwork to enter the outdoor digital billboard market.
As previously announced, Trans-Lux secured its first two orders for digital billboards in 2006, which were installed in the first quarter of 2007. A third order, received in the first quarter of 2007, is expected to be installed in the southern U.S. during the second quarter. The Company believes digital billboards can become an important market with significant growth potential.

Improvements and expansion of the CaptiVue product line also helped to increase demand for outdoor tickers and other commercial display products. During the fourth quarter the Company obtained an order from a large private real estate developer for an outdoor CaptiVue message center and an indoor CaptiVision(TM) full color video display for a recently completed office building. The displays, mounted on the building's facade and within its lobby, will be used to publicize branding messages.

Enhancements to the Company's LED Fuel Price Changer systems spurred sales to a number of regional petroleum marketers and convenience store chains during the year.


Display Division - Indoor
The Indoor division experienced increased activity in certain areas of the Company's traditional domestic financial industry business in 2006, as well as growth in international sales for trading and non-trading applications. However, disconnects and non-renewal of existing U.S. equipment leases and maintenance contracts continued to have a negative

New product development remained a strong focus for the Company, including the RGB GraphixMax(TM) product line. The Company completed an installation of RGB GraphixMax at Toronto's Pearson International Airport, the largest transportation order in Company history. This new generation of full color indoor graphic displays has become a key sales driver in both the transportation and financial markets.

Trans-Lux / 4

Sales for the year were strong in the gaming sector, with a number of orders for sports book systems and gaming displays from casinos in the U.S., the Caribbean and Mexico throughout the year. The recent consolidation of gaming companies has also led to upgrades to electronic race and sports book systems, adding to the Company's sales in this area.

About Trans-Lux
Trans-Lux is a full-service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, retail, corporate, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data sup Company owns and operates a chain of motion picture theatres in the western Mountain States. For more information, please visit our website at www.trans-lux.com.

(Table of Operations attached)

                                              ###


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

Trans-Lux / 5

TRANS-LUX CORPORATION
TABLE OF OPERATIONS
(Unaudited)
<CAPTIONS>
                                                    THREE MONTHS ENDED            YEAR ENDED
                                                        DECEMBER 31              DECEMBER 31
                                                    -------------------       -------------------
(In thousands, except per share data)                2006       2005            2006        2005
                                                    -------------------       -------------------
Revenues                                          $13,155    $13,899         $53,911     $54,368

Net loss                                             (242)      (981)         (1,647)     (1,793)

Calculation of EBITDA - add:
  Interest expense, net                             1,079      1,020           4,228       3,872
  Income tax benefit                                 (895)      (467)         (1,621)       (963)
  Depreciation and amortization                     2,398      2,456           9,543       9,685
                                                  -------------------        --------------------
EBITDA (1)                                         $2,340     $2,028         $10,503     $10,801
                                                  ===================        ====================
Loss per share - basic and diluted                 ($0.19)    ($0.78)         ($1.31)     ($1.42)

Average common shares outstanding:                  1,260      1,260           1,260       1,261


(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.